Exhibit 3.617
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
LIBERTY WASTE SERVICES LIMITED, L.L.C.
     This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Liberty Waste Services Limited, L.L.C. (the “Company”) is entered into as of November  , 1998 by American Disposal Services of Illinois, Inc., as sole member (the “Member”).
     On September 4, 1997, the Company was organized as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”). Pursuant to an Agreement of Merger, dated as of September 23, 1998, the Member is the holder of all the limited liability company interests in the Company and desires to amend and restate the Liberty Waste Services Limited, L.L.C. First Amended and Restated Limited Liability Company Agreement dated as of March 13, 1998 as follows:
     1. Name. The name of the limited liability company formed hereby is Liberty Waste Services Limited, L.L.C. (the “Company”).
     2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.
     3. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805-1297.
     4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington. New Castle County, Delaware 19805-1297.
     5. Members. The name and address of the sole member is as follows:
American Disposal Services of Illinois, Inc.
745 McClintock Drive
Suite 230
Burr Ridge, Illinois 60521

     6.  Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power and authority to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware. The Member may appoint such managers and officers of the Company as it deems appropriate, to have such power and authority as the Member deems appropriate.
     7.  Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the written consent of the Member or the entry of a decree of judicial dissolution under Section 18-802 of the Act.
     8.  Capital Contributions. The Member may, but is not required to, make any capital contribution to the Company.
     9.  Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.
     10.  Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.
     11.  Resignation. The Member may not resign from the Company until the admission of at least one additional member to the Company.
     12.  Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.
     13.  Liability of Members. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.
     14.  Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.
     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement as of the date first above written.

AMERICAN DISPOSAL SERVICES OF ILLINOIS, INC.
By:	/s/ Steven M. Helm
	Name:	Steven M. Helm
	Title:	Vice President

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